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                                                                       Exhibit 5

                                  LEGAL OPINION
                [Vorys, Sater, Seymour and Pease LLP Letterhead]

[Introductory paragraphs to be included, with such assumptions, qualifications and limitations as are consistent with firm practice.]

                  Based upon and subject to the foregoing and the further limitations, qualifications and exceptions set forth herein, as of the date hereof, we are of the opinion that:

                  1. The Corporation is a corporation validly existing under the laws of the State of Ohio and in good standing on the records of the Secretary of State of Ohio and is registered as a bank holding company under the Bank Holding Company Act of 1956.

                  2. The execution and delivery of, and the performance of its obligations under, the Merger Agreement are validly authorized by all necessary corporate action of the Corporation. The Agreement has been validly executed and delivered by the Corporation. The Agreement constitutes a valid and binding obligation of the Corporation, enforceable in accordance with its terms.

                  3. The execution and delivery of the Agreement by the Corporation and the consummation and performance thereof do not violate any provision of either the Corporation's articles or regulations and do not violate any order, writ, judgment, injunction, decree, determination or award which is presently in effect and known by us and to which the Corporation or its subsidiary is a party.

                  4. No authorization or approval of any governmental department, agency or instrumentality of the United States or of any state which has not been obtained by the Corporation is necessary for the execution or delivery of, or the performance of its obligations under, the Agreement by the Corporation or otherwise is necessary to effect the Merger in accordance with the terms of the Agreement.

                  5. The Shares to be issued in connection with the Merger in accordance with Article Two of the Agreement, when so issued, will be duly authorized, validly issued, fully paid, non-assessable, and issued free of preemptive rights of any person.


                                          Very truly yours,


                                          VORYS, SATER, SEYMOUR AND PEASE LLP